                                                                    EXHIBIT 99.2


                         [THE WEITZMAN GROUP, INC - LETTERHEAD]


Rockefeller Center Properties, Inc.
1270 Avenue of the Americas
New, York, New York 10020

We have reviewed estimates of the aggregate market value of the leased fee and partial leasehold interests, free and clear of financing, of the real property owned by Rockefeller Center Properties and RCP Associates ("Rockefeller Center") dated as of December 31, 1994 (report dated January 11, 1995) prepared by Douglas Elliman Appraisal and Consulting Division ("Douglas Elliman"). The properties appraised in the Douglas Elliman report under review include properties which occupy the major portion of the area bounded by Avenue of the Americas (Sixth Avenue), Fifth Avenue, and 48th to 51st Streets known as 30 Rockefeller Plaza, 610 Fifth Avenue, 620 Fifth Avenue, 1 Rockefeller Plaza, 630 Fifth Avenue, 50 Rockefeller Plaza, 1230 Avenue of the Americas, 1270 Avenue of the Americas, 10 Rockefeller Plaza, 600 Fifth Avenue, 1260 Avenue of the Americas, and miscellaneous retail, comprising in total 6,189,547 square feet of rentable area (1968 Real Estate Board measurement).

The aggregate market value of the real property estimated by Douglas Elliman Appraisal and Consulting Division, as of December 31, 1994, was $1,250,000,000.

Based upon our review, we concur with Douglas Elliman's estimate of the aggregate market value of the property interests appraised. In our opinion, the aggregate market value estimated by Douglas Elliman does not vary by more than
5.0 percent from the aggregate market value we would estimate in a full and complete appraisal of the same interests. It is generally recognized by industry professionals that a variation of less than 10.0 percent between appraisers implies substantial agreement as to the most probable value of such property interests.

The date of the review is as of February 15, 1995. The scope of The Weitzman Group, Inc.'s assignment was to review the report prepared by Douglas Elliman and to decide whether or not The Weitzman Group, Inc. concurs with the opinion of aggregate market value in the report under review within a variation of 5.0 percent from the aggregate market value that The Weitzman Group, Inc. would estimate if we had been asked to do so in a full and complete appraisal. The methodology used was to conduct an independent analysis of the property cash flows. The extent of the review process included a detailed analysis of the data and assumptions as well as of market conditions indicated in the Douglas Elliman appraisal report on Rockefeller Center as well as independent research, preparation of independent assumptions and preparation of sensitivity analyses to cash flows utilized in the estimate of aggregate market value arrived at by Douglas Elliman. The cash flows were prepared utilizing a real estate model developed by and modified with our assumption changes by The Realtech Group. We performed limited due diligence, only relating to selected lease by lease input, which did not reveal any significant discrepancies. The Weitzman Group, Inc. was not involved in the development of or modifications of the model, and we have assumed that the programming and resulting cash flows are accurate. Based on independent research as to market conditions, market rents and expenses, and appropriate rates of return (developed utilizing a securitized financing component) commensurate with the risks involved in acquiring real estate such as Rockefeller Center, we are of the opinion that the Douglas Elliman report is a complete appraisal (in summary report format) and the appraisal methods and techniques, in particular the discounted cash flow analyses, are appropriate. Although some of our assumptions may differ, our own independent sensitivity analyses on the projected cash flows and rates of return utilized have shown that the differences are not material to the estimation of market value. We are of the opinion that the conclusions in the Douglas Elliman report under review are appropriate and reasonable.


The data used in our review were supplied to us both from the Douglas Elliman appraisal report and by Rockefeller Center Management Corp., independently, as well as by Cushman & Wakefield, Inc. who serves as appraisal consultant to Rockefeller Center Properties, Inc. We have relied upon Rockefeller Center Management Corp.'s interpretation and summaries of leases, operating agreements, and other pertinent information, although we have done selected independent verification. We have had complete and unrestricted access to all underlying documents and have confirmed certain information, particularly relating to major tenant leases, by reference to detailed lease abstracts and other lease summary information. We have found no discrepancies in the data and, to the best of our knowledge, believe all such data used to be complete and accurate. The aggregate market value estimate was in our opinion fair and reasonable, as previously stated. We have also made physical inspections of the properties on January 25 and 26, 1995. In addition, we have prepared a file memorandum that outlines in precise detail the review process conducted.

We certify that, to the best of our knowledge and belief, neither The Weitzman Group, Inc. (the review appraiser), nor the undersigned have any present or prospective interest in the Rockefeller Center properties, and we have no personal interest or bias with respect to the parties involved. We also certify that, to the best of our knowledge and belief, the facts and data reported by Douglas Elliman, the appraiser, or The Weitzman Group, Inc., the review appraiser, and used in the review process, upon which the analyses and conclusions were based are materially true and correct. No one, other than the undersigned, assisted by Dov E. Goldman, Senior Vice President, and Michael J. Girimonti, Senior Associate, performed the analyses and reached the conclusions resulting in the opinion expressed in this letter. We also certify that the analyses, opinions, and conclusions in this review appraisal report are The Weitzman Group, Inc.'s personal, unbiased professional analyses, opinions and conclusions, limited only by the assumptions and limiting conditions stated in this letter.

Our compensation for this assignment was not contingent on any action or event resulting from the analyses, opinions, or conclusions in, or the use of this review. Our review has been prepared in conformity with the Uniform Standards of Professional Appraisal Practice and in conformity with the requirements of the Code of Professional Ethics and Standards of Professional Practice of the Appraisal Institute; the use of this report is subject to the latter's requirements relating to review by its duly authorized representatives. In addition, Marilyn Kramer Weitzman, MAI and Samuel B. Kuckley, MAI are both certified under the voluntary continuing education of the Appraisal Institute and are both licensed in the State of New York as duly Certified General Appraisers No. 46000008925 and No. 46000008924, respectively.

Sincerely,

THE WEITZMAN GROUP, INC.
For the Firm


/s/ Marilyn Kramer Weitzman             /s/ Samuel B. Kuckley
Marilyn Kramer Weitzman, MAI, CRE       Samuel B. Kuckley, MAI, CRE
President                               Senior Vice President
                                        Chief Appraiser

February 15, 1995